Exhibit 5.1

                               September 29, 2006


Citigroup Global Markets Inc.
390 Greenwich Street
New York, New York  10013

Structured Products Corp.
388 Greenwich Street
New York, New York  10013

               Re: 1,648,000 6.40% CorTS(R)

Ladies and Gentlemen:

      We have acted as counsel to Citigroup Global Markets Inc. (the "Underwriter") and Structured Products Corp. (the "Depositor"), and are rendering this opinion in connection with the offer and sale by CorTS(R) Trust V for IBM Debentures (the "Trust") to the Underwriter of 1,648,000 6.40% CorTS(R) Callable Trust Certificates (the "CorTS(R)"), issued by the Trust pursuant to the CorTS(R) Supplement 2006-1, dated as of September 29, 2006 (the "Supplement"), to the Base Trust Agreement, dated as of September 19, 2006 (the "Agreement," and together with the Supplement, the "Trust Agreement"), each between the Depositor and U.S. Bank Trust National Association (the "Trustee"). The Trust also is issuing interest only certificates (the "I/O Certificates" and, together with the CorTS(R), the "Certificates") and call warrants relating to $41,200,000 principal amount of Underlying Securities (the "Call Warrants"). On the Closing Date, the I/O Certificates and Call Warrants will be sold to third parties pursuant to an I/O Certificate and Call Warrant Placement Agreement, dated as of September 29, 2006, between the Depositor and the Underwriter. Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement.

      The Certificates will evidence the entire undivided beneficial interest in the Trust, the property of which will consist principally of $41,200,000 aggregate principal amount of 7.125% Debentures (the "Underlying Securities") issued by International Business Machines Corporation (the "Underlying Securities Issuer"), having the characteristics described in a prospectus dated December 3, 1996 and a supplement thereto dated December 3, 1996 (collectively, the "Underlying Securities Prospectus"). The CorTS(R) are included in a Registration Statement on Form S-3 (Registration No. 333-133978) filed by the Depositor with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act") as declared effective on August 31, 2006 (the "Registration Statement"), and were offered by the prospectus dated September 19, 2006 (the "Base Prospectus") and the prospectus supplement (the "Prospectus Supplement") dated September 22, 2006 (the Base Prospectus and the Prospectus Supplement being hereinafter referred to as the "Prospectus").

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      In rendering the opinions  expressed below, we have examined (i) the Trust
Agreement;  (ii) the  Registration  Statement;  (iii) the  Prospectus;  (iv) the
articles of incorporation and by-laws of the Depositor; (v) a good standing certificate issued by the State of Delaware with respect to the Depositor; (vi) certain resolutions adopted by the Board of Directors of the Depositor; (vii) an Action of Authorized Finance Officer; (viii) the Certificates; (ix) the Call Warrants; and (x) the Underwriting Agreement, dated as of September 22, 2006
(the  "Underwriting  Agreement"),   by  and  between  the  Underwriter  and  the
Depositor.  In addition,  we have  examined  originals  (or copies  certified or
otherwise   identified  to  our   satisfaction)   of  such  other   instruments,
certificates, records and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

      Based upon the foregoing, and having regard to legal considerations which we deem relevant, subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

               1. The Trust Agreement creates a valid trust under the laws of the State of New York. Assuming that the Certificates and the Call Warrants have been duly executed in accordance with the Trust Agreement, when such Certificates and Call Warrants have been delivered and paid for as contemplated by the Prospectus and the Trust Agreement, as applicable, the Certificates and the Call Warrants will be validly issued and outstanding and will be entitled to the benefits afforded by the Trust Agreement.

               2. The Depositor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute, deliver and perform its obligations under the Trust Agreement.

               3. The Trust Agreement and the Underwriting Agreement have been duly authorized, executed and delivered by the Depositor and, upon due authorization, execution and delivery by the other parties thereto, will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms.

               4. No authorization, consent or approval of, or notice to or filing with, any federal or State of New York governmental authority is required for the execution, delivery and performance by the Trust of the Trust Agreement, the Certificates or the Call Warrants, except as may have been made or obtained and except those which, if not made or obtained, will not in the aggregate, have a material adverse effect on the Trust.

               5. Assuming compliance with the Trust Agreement (and all agreements or documents referred to therein or incident thereto) and assuming that the Underlying Securities are debt for federal income tax purposes (a) although the matter is not free from doubt, the Trust will be a grantor trust and (b) the Trust will not be an association taxable as a corporation or a publicly traded partnership treated as a corporation. We express no opinion on the characterization of the Underlying Securities.


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

               6. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939, as amended.

               7. The Trust will not be required, as a result of the offer and sale of the Certificates as contemplated by the Prospectus and the Trust Agreement, as applicable, or the issuance of the Call Warrants as contemplated in the Trust Agreement, to register as an "investment company" under the Investment Company Act of 1940, as amended.

               8. The Registration Statement has become effective under the Act, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and not withdrawn, and no proceedings for that purpose have been instituted or threatened under Section 8(d) of the Act.

               9. The Registration Statement, as of the date it became effective, and the Prospectus, as of the date of the Prospectus Supplement, other than any financial or statistical information contained therein as to which we express no opinion, complied as to form in all material respects with the requirements of the Act and the applicable rules and regulations thereunder.

               10. To our knowledge, there are no material contracts, agreements, or other documents of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement other than those described or referred to therein or filed as exhibits thereto.

               11. The statements set forth in the Prospectus Supplement under the headings "Description of the CorTS(R)" and "Description of the Trust Agreement," insofar as such statements purport to summarize certain provisions of the Certificates and the Trust Agreement, while not purporting to be a discussion of all issues that may be material to any particular investor, is, to the extent it constitutes a discussion of law, true and correct in all material respects. The information set forth in the Prospectus Supplement in Appendix A, insofar as such information purports to summarize certain information set forth in the Underlying Securities Prospectus, is correct in all material respects. We hereby confirm that the description of selected federal income tax consequences to holders of the Certificates that appears in the Prospectus Supplement under the heading "Certain Federal Income Tax Considerations," while not purporting to be a discussion of all issues that may be material to any particular investor, is, to the extent it constitutes a discussion of law, is true and correct in all material respects.


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

      With your permission we have assumed the following: (a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties made in conference or contained in the records, documents, instruments and certificates we have reviewed; (d) except as expressly covered in the opinions set forth above, the corporate power and authority of the respective parties to the Trust Agreement to enter into and perform all of their obligations thereunder; (e) except as expressly covered in the opinions set forth above, the due authorization, execution and delivery of the Trust Agreement on behalf of the respective parties thereto and the legal, valid, and binding effect thereof and enforceability against the respective parties thereto; (f) the Trustee has complied with all material provisions of the Trust Agreement; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

      Whenever a statement herein is qualified by the phrases "to our knowledge" or "come to our attention," it is intended to indicate that, during the course of our representation of the Underwriter and the Depositor, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys currently in this firm who have rendered legal services in connection with this opinion letter. However, we have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Underwriter and the Depositor.

      Our opinion that any document is legal, valid, binding or enforceable in accordance with its terms is qualified as to:

               (i) limitations imposed by bankruptcy, insolvency, reorganization, receivership, conservatorship, liquidation, arrangement, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally;

               (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law;

               (iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and


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

               (iv) rights to indemnification or contribution which may be limited by applicable law and equitable principles or otherwise unenforceable as against public policy.

      With respect to our opinion in paragraph (9), in passing on the form of the Registration Statement and the Prospectus, we have necessarily assumed the correctness and completeness of the statements made therein.

      In addition, we express no opinion as to whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in the Trust Agreement, the Certificates and the Call Warrants.

      We express no opinions as to matters of law other than the law of the State of New York and the federal law of the United States of America, except to the extent necessary to render our opinions above with respect to Delaware corporate law. As you know, we are not licensed to practice law in the State of Delaware, and our opinions above as to Delaware law are based solely on review of a standard compilation of the General Corporation Law of Delaware. In rendering the foregoing opinions we have assumed that enforcement of the Trust Agreement, the Certificates and the Call Warrants in accordance with New York law would not violate any provision of any law or public policy of any jurisdiction (other than the State of New York) that bears a reasonable relation to the Trust Agreement, the Certificates and the Call Warrants or the transaction in which the Trust Agreement, the Certificates and the Call Warrants are being executed and delivered by the parties thereto. Although we are not aware of any judicial or administrative authorities addressing the characterization of securities with terms similar to those of the Certificates, there can be no assurance that a contrary position will not be taken by the Internal Revenue Service or that the law will not change.


Circular 230

      Under 31 C.F.R. part 10, the regulations governing practice before the Internal Revenue Service (Circular 230), we are (or may be) required to inform you that:

        (i) Any advice contained herein is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer; and

        (ii) Any such advice is written to support the promotion or marketing of the Certificates and the transactions described in the Prospectus Supplement.


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

Use of Opinion

      This opinion letter is solely for your benefit in connection with the transaction referred to in the first paragraph hereof and may not be relied upon or used by, or quoted or referred to by, any other person, without our prior written consent. Notwithstanding the foregoing, the persons listed in Schedule I attached hereto are entitled to rely on this opinion letter as though the same were addressed to each of them, subject to the condition that by acceptance of this letter each person listed in Schedule I recognizes and acknowledges that:
(i) no attorney-client relationship has existed between our firm and such person in connection with the offering of the Certificates or by virtue of this opinion letter, (ii) in order to provide this letter, our firm undertook no duties or responsibilities and conducted no activities in addition to those undertaken or conducted for purposes of the rendering of this opinion letter to the addressees hereof, and (iii) this opinion letter may not be appropriate or sufficient for such person's purposes. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                            Very truly yours,




                                            ORRICK, HERRINGTON & SUTCLIFFE LLP




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                                                                      SCHEDULE I


U.S. Bank Trust National Association, as trustee
100 Wall Street
New York, New York 10005


U.S. Bank Trust National Association, as warrant agent
100 Wall Street
New York, New York 10005


Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007


Standard & Poor's Ratings Services
55 Water Street
New York, New York 10041